EXHIBIT 23.1



                 CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-82578) pertaining to the Jefferson Smurfit Corporation Savings Plan, the Jefferson Smurfit Corporation Hourly Savings Plan and the Smurfit Packaging Corporation Savings Plan and in the Registration Statement (Form S-8 No. 33-57085) pertaining to the Jefferson Smurfit Corporation 1992 Stock Option Plan of our report dated January 24, 1996, with respect to the consolidated financial statements and schedule of Jefferson Smurfit Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1995.


                                                 Ernst & Young

St. Louis, Missouri
March 7, 1996